FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
 Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS SECOND-QUARTER 2016 RESULTS
Company Raises Annual Guidance

PROVO, Utah — Aug. 4, 2016 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced second-quarter results with revenue above guidance at $600.5 million, compared to $560.2 million in the prior-year period. Quarterly revenue improved 7 percent, or 10 percent on a constant-currency basis. Earnings per share for the quarter were $0.79 compared to $0.75 in the prior-year period. Earnings were negatively impacted $0.13 per share due to foreign currency translation charges recorded in other income/expense.

"We are pleased with our second-quarter results and remain optimistic about the future as we continue to introduce our latest ageLOC products," said Truman Hunt, president and chief executive officer. "During the quarter, we held significant product introduction events in South Asia/Pacific and Greater China, generating revenue growth of 36 and 18 percent, respectively. We are also encouraged with the increase in sales leaders during the quarter, a reflection of the strength of our product launches."
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Nu Skin Enterprises, Inc.
Aug. 4, 2016

Regional Results

The company's regional revenue results for the three-month periods ended June 30 are presented in the following table.

	2016	2015	% Change	Constant Currency % Change

Greater China	$236,716	$200,136	18%	24%
North Asia	165,885	172,943	(4%)	(6%)
Americas	67,884	83,468	(19%)	(15%)
South Asia/Pacific	92,297	68,023	36%	42%
EMEA	37,693	35,639	6%	5%

Total	$600,475	$560,209	7%	10%

The company's regional revenue results for the six-month periods ended June 30 are presented in the following table.

	2016	2015	% Change	Constant Currency % Change

Greater China	$395,427	$387,503	2%	7%
North Asia	317,094	345,009	(8%)	(7%)
Americas	133,632	163,340	(18%)	(13%)
South Asia/Pacific	155,875	138,840	12%	19%
EMEA	70,278	68,849	2%	3%

Total	$1,072,306	$1,103,541	(3%)	1%

The Company's regional actives and sales leaders statistics are presented in the following table.
	As of June 30, 2016		As of June 30, 2015		% Increase (Decrease)
	Actives	Sales Leaders	Actives	Sales Leaders	Actives	Sales Leaders

Greater China	257,000	31,554	215,000	25,956	19.5%	21.6%
North Asia	356,000	16,128	387,000	16,991	(8.0%)	(5.1%)
Americas	165,000	6,515	180,000	7,892	(8.3%)	(17.4%)
South Asia/Pacific	113,000	7,747	120,000	7,279	(5.8%)	6.4%
EMEA	121,000	4,168	113,000	4,042	7.1%	3.1%

Total	1,012,000	66,112	1,015,000	62,160	(0.3%)	6.4%

"Actives" are persons who purchased products directly from the company during the previous three months.

"Sales Leaders" are independent distributors, and sales employees and independent marketers in China, who achieve certain qualification requirements.

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Nu Skin Enterprises, Inc.
Aug. 4, 2016

Operational Performance

The company's operating margin improved to 13.3 percent, compared to 12.8 percent in the prior-year period. Gross margin for the quarter was 78.7 percent, compared to 80.3 percent in the prior-year quarter. Both gross and operating margins continued to be negatively impacted by foreign currency fluctuations. Selling expenses, as a percent of revenue, were 41.4 percent, compared to 42.7 percent in the second quarter of 2015. General and administrative expenses, as a percent of revenue, were 24.0 percent, compared to 24.8 percent in the prior-year period. The company's effective income tax rate for the quarter was 35.0 percent, compared to 35.3 percent in the second quarter of last year. Dividend payments during the quarter were $19.9 million, and the company repurchased $4.3 million of its outstanding shares, with $422.7 million remaining in the authorized share repurchase plan at the end of the quarter.
Outlook

"We are pleased with the solid results of our product launches and growth of our sales force in the second quarter, which we believe will positively impact our business going forward," said Hunt. "In July, we executed a highly successful introduction of ageLOC Youth in South Korea, and we look forward to new product initiatives in all of our regions throughout the remainder of the year.
"Our balance sheet continues to be strong, boosted by positive cash flow from operations for the quarter of $139 million, with continued improvements to our inventory balance. Our cash balance includes approximately $200 million of proceeds from the recent investment by Ping An Securities during the second quarter, which we plan to deploy in repurchasing shares over the balance of the year," concluded Hunt.
"We are pleased with our results this quarter and are raising our revenue guidance for the year to $2.20 to $2.24 billion, assuming a negative foreign currency impact of 2 to 3 percent," said Ritch Wood, chief financial officer. "For the third quarter, we project revenue of $560 to $580 million including a negative currency impact of 1 to 2 percent. We project third-quarter earnings per share of $0.80 to $0.84, and full-year earnings per share of $2.44 to $2.54, or $2.80 to $2.90 when excluding a $0.36 per share non-cash Japan customs charge taken in the first quarter."

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Nu Skin Enterprises, Inc.
Aug. 4, 2016

The Nu Skin management team will host a conference call with the investment community on Aug. 4 at 5 p.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company's website at ir.nuskin.com. A replay of the webcast will be available at the same URL through Aug. 19, 2016.

About Nu Skin Enterprises, Inc.
Founded more than 30 years ago, Nu Skin Enterprises, Inc. develops and distributes innovative consumer products, offering a comprehensive line of premium-quality beauty and wellness solutions in more than 50 markets worldwide. The company builds upon its scientific expertise in both skin care and nutrition to continually develop innovative product brands that include the Nu Skin® personal care brand, the Pharmanex® nutrition brand, and most recently, the ageLOC® anti-aging brand. Since its introduction in 2008, the ageLOC brand has generated more than $5 billion in sales, and built a loyal following for such products as the ageLOC Youth nutritional supplement, the ageLOC Me® customized skin care system, as well as the ageLOC TR90® weight management and body shaping system. Nu Skin sells its products through a global network of sales leaders. As a long-standing member of direct selling associations globally, Nu Skin is committed to the industry's consumer guidelines that protect and support those who sell and purchase its products through the direct selling channel. Nu Skin is also traded on the New York Stock Exchange under the symbol "NUS." More information is available at nuskin.com.
Please Note: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, growth, initiatives and new product introductions; projections regarding revenue, earnings per share, foreign currency fluctuations, and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.
The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:
•	any failure of current or planned initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;

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Nu Skin Enterprises, Inc.
Aug. 4, 2016

•
risk that direct selling laws and regulations in any of our markets, including the United States and China, may be modified, interpreted or enforced in a manner that results in negative changes to our business model or negatively impacts our revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if we over-forecast demand for a product or change our planned initiatives or launch strategies;

•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by the company's sales force or others;
•	risk that litigation, investigations or other legal matters could result in settlements, assessments or damages that significantly affect financial results;
•	unpredictable economic conditions and events globally;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.

The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
Aug. 4, 2016

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Second Quarters Ended June 30, 2016 and 2015
(in thousands, except per share amounts)

	2016	2015

Revenue	$600,475	$560,209

Cost of sales	128,205	110,263

Gross profit	472,270	449,946

Operating expenses:
Selling expenses	248,363	239,449
General and administrative expenses	144,109	138,696
Total operating expenses	392,472	378,145

Operating income	79,798	71,801

Other income (expense), net	(11,060)	(2,758)
Income before provision for income taxes	68,738	69,043
Provision for income taxes	24,025	24,386

Net income	$44,713	$44,657

Net income per share:
Basic	$0.80	$0.76
Diluted	$0.79	$0.75

Weighted average common shares outstanding:
Basic	55,952	58,506
Diluted	56,356	59,713

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Nu Skin Enterprises, Inc.
Aug. 4, 2016

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Six-Month Periods Ended June 30, 2016 and 2015
(in thousands, except per share amounts)

	2016	2015

Revenue	$1,072,306	$1,103,541

Cost of sales	266,074	215,318

Gross profit	806,232	888,223

Operating expenses:
Selling expenses	443,922	473,454
General and administrative expenses	274,363	274,322
Total operating expenses	718,285	747,776

Operating income	87,947	140,447

Other income (expense), net	(13,923)	(15,026)
Income before provision for income taxes	74,024	125,421
Provision for income taxes	25,995	44,482

Net income	$48,029	$80,939

Net income per share:
Basic	$0.86	$1.38
Diluted	$0.85	$1.35

Weighted average common shares outstanding:
Basic	55,953	58,747
Diluted	56,388	59,994

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Nu Skin Enterprises, Inc.
Aug. 4, 2016

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$544,848	$289,354
Current investments	11,503	14,371
Accounts receivable	31,706	35,464
Inventories, net	259,933	265,256
Prepaid expenses and other	162,710	101,947
	1,010,700	706,392

Property and equipment, net	453,342	454,537
Goodwill	114,954	112,446
Other intangible assets, net	67,410	67,009
Other assets	134,463	165,459
Total assets	$1,780,869	$1,505,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$43,360	$28,832
Accrued expenses	350,849	310,916
Current portion of long-term debt	96,896	67,849
	491,105	407,597

Long-term debt	362,051	181,745
Other liabilities	97,473	90,880
Total liabilities	950,629	680,222

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	431,459	419,921
Treasury stock, at cost	(1,032,117)	(1,017,063)
Accumulated other comprehensive loss	(71,463)	(71,269)
Retained earnings	1,502,270	1,493,941
	830,240	825,621
Total liabilities and stockholders' equity	$1,780,869	$1,505,843

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